TERMINATION AGREEMENT AND RELEASE

This Termination Agreement and General Release (hereinafter, the “Agreement”) is made and entered into this 24th day of November, 2008, by and between S. Michael Martone (hereinafter referred to as “Martone”), and Automatic Data Processing, Inc. (hereinafter referred to as the “Company”).

In exchange for the mutual promises contained herein, Martone and the Company, intending to be bound hereby, covenant and agree as follows:

1.         Martone’s employment with the Company will terminate effective January 2, 2009 and Martone shall retire from the Company effective such date. Effective January 2, 2009, Martone shall cease to be an executive officer of the Company.

2.	The Company agrees to the following:

(a)        The Company will pay Martone severance in the total gross amount of $775,000.00. This severance amount will be paid out in one payment of $387,500.00 on July 2, 2009, and in six additional monthly installments (the “Monthly Installments”). The Monthly Installments shall be paid out in five monthly installments of $64,583.33 and one final monthly installment of $64,583.35, to be paid over the period from July 2, 2009 though December 31, 2009, and will be made on the Company’s regular pay dates. The Company shall withhold from any payment made pursuant to the Agreement federal, state and local taxes and social security taxes, as well as any other standard deductions. If Martone becomes re-employed with the Company before December 31, 2009, Martone will not be entitled to any further payments under this paragraph 2(a).

(b)       The Company will pay Martone for all accrued and unused vacation as of January 2, 2009.

(c)       The Company will reimburse Martone for outstanding expenses properly incurred prior to January 2, 2009 that are submitted to the Company no later than February 1, 2009. All such expenses will be reimbursed in accordance with the Company’s existing policy. In addition, the Company will pay (i) the lease on Martone’s apartment at Livingston Town Center in Livingston, NJ (the “Apartment”) through December 31, 2008; and (ii) reasonable expenses to move Martone’s household goods from the Apartment to North Carolina in an amount not to exceed $15,000.00.

(d)       The Company will pay Martone a bonus for FY’09 at his FY’09 target bonus of $775,000.00 (the “FY’09 Bonus”). The Company will pay Martone an additional bonus of $300,000.00 in recognition of Martone’s years of service and performance as Chief Operating Officer (the “Additional Bonus”). The FY’09 Bonus and the Additional Bonus will be paid by September 1, 2009. Payment of these amounts will be in lump sum payments, less federal, sate and local taxes and socials security taxes, as well as any other standard deductions.

(e)       The Company will continue the automobile lease (the “Leased Vehicle”) provided to Martone’s through the end of the current lease on its current terms and conditions (the “Lease Program”). Notwithstanding the foregoing, the Lease Program shall not include replacement of the Leased Vehicle.

(f)         Martone will be eligible to enroll in the ADP Executive Retiree Medical Plan (the “Retiree Medical Plan”) as of January 3, 2009, in accordance with the terms of the Retiree Medical Plan, which has not been modified in any way by the Agreement. Martone’s other welfare benefits (vision, life, long-term disability, Accidental Death & Dismemberment Insurance, Business Travel Accident Insurance, Personal Accident Insurance and any other welfare benefits the Company may provide) will terminate on January 2, 2009. Martone will have the right to continue health and FSA benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act and will be separately notified of conversion privileges, if any, for Martone’s welfare benefits. Nothing in the Agreement is intended to waive or release Martone’s ability to submit and be paid for claims for welfare benefits provided by the Company in accordance with the terms of the plans governing such welfare benefits.

(g)       Martone agrees to abide by all of the terms and conditions of agreements with the Company executed in connection with all ADP stock options or restricted stock previously granted to Martone (the “Stock Agreements”), and that any Non-Competition Period, as defined in any such Stock Agreements, shall not terminate until twelve months after December 31, 2009. All ADP stock options previously granted to Martone will continue to vest through December 31, 2009. Provided he does not violate any non-competition, non-solicitation, non-disclosure or confidentiality obligations reflected in the any Stock Agreements or the Agreement (each a “Restrictive Covenant”) before December 31, 2009, all stock options that have not vested by December 31, 2009 will vest on December 31, 2009. Martone may exercise all vested ADP stock options within 36 months of December 31, 2009. Notwithstanding the foregoing, all vested stock options must be exercised prior to occurrence of an original expiration date as set forth in an applicable stock option grant. All vested stock options that are not exercised within the time periods set forth above will be cancelled.

(h)       For purposes of the Automatic Data Processing, Inc. Retirement and Savings Plan and/or the Automatic Data Processing, Inc. Pension Retirement Plan (collectively referred to as the “Plans”), Martone will be considered a terminated employee as of January 2, 2009. As such, contributions, vesting, matches and other service based benefits, rights and features accorded to employees will terminate as of January 2, 2009. All the terms and conditions of the Plans will be governed by the controlling plan documents. The Plans have not been modified in any way by the Agreement. Nothing in the Agreement is intended to waive or release Martone’s ability to receive benefits in accordance with the Plans.

(i)        For purposes of the Automatic Data Processing, Inc. Amended and Restated Employees’ Savings-Stock Purchase Plan (the “Purchase Plan”), Martone’s “Continuous Status as an Employee” as defined in section 2(g) of the Purchase Plan will be considered to have terminated as of January 2, 2009, his departure from the Company will be considered “Retirement” as defined in section 2(bb) of the Purchase Plan and he shall be entitled to the benefits of section 10(c) of the Purchase Plan. The Purchase Plan has not been modified in any way by the Agreement.

(j)        Martone will be entitled to keep the 1,375 shares of ADP common stock awarded to him pursuant to the Restricted Stock Purchase Agreement dated September 22, 2006 (the “2006 RSPA”), which have restrictions lapsing on July 1, 2009, provided he does not violate any Restrictive Covenant. If prior to July 1, 2009 Martone violates any Restrictive Covenant, Martone shall immediately forfeit without consideration such 1,375 shares of ADP common stock. All other terms and conditions of the 2006 RSPA will remain in effect.

(k)       Martone was awarded shares of ADP common stock under ADP’s FY’07 – FY’08 Performance-Based Restricted Stock Program (the “FY’07-FY’08 PBRS Program”), with restrictions lapsing on March 10, 2009. Martone will be entitled to keep any such FY’07-FY’08 PBRS Program shares awarded to him provided he does not, prior to March 10, 2009, violate any

Restrictive Covenant. If prior to March 10, 2009 Martone violates any Restrictive Covenant, Martone shall immediately forfeit without consideration such FY’07-FY’08 PBRS Program shares. All other terms and conditions of the FY’07-FY’08 PBRS Program shall remain in effect.

(l)        Martone was recommended for a target award of shares of ADP common stock under ADP’s FY’08 – FY’09 Performance-Based Restricted Stock Program (the “FY’08-FY’09 PBRS Program”), to be awarded per the terms of the FY’08-FY’09 PBRS Program in September 2009 with restrictions lapsing in March 2010, such terms to include, without limitation, the execution of a Restrictive Covenant. Martone will be entitled to keep any such FY’08-FY’09 PBRS Program shares awarded to him in September 2009 and the restrictions shall be lifted on December 31, 2009 provided he does not, prior to December 31, 2009, violate any Restrictive Covenant. If prior to December 31, 2009 Martone violates any Restrictive Covenant, Martone shall immediately forfeit without consideration such FY’08-FY’09 PBRS Program shares. All other terms and conditions of the FY’08-FY’09 PBRS Program shall remain in effect. Martone’s participation in all Performance-Based Restricted Stock Programs other than the FY’07-FY’08 PBRS Program and the FY’08-FY-09 PBRS Program will be cancelled.

(m)      Martone shall be credited with “Future Service” as defined in section 1.12 of the Automatic Data Processing, Inc. Amended and Restated Supplemental Officers Retirement Plan (“SORP”) for the period through December 31, 2009. In all other respects, Martone’s benefits under the SORP shall be determined in accordance with, and under the terms of, the SORP. Among other things, the SORP provides that if a Participant violates the non-competition provisions of any agreement he has entered into with the Company within 24 months after his employment terminates, such Participant shall forever and irrevocably forfeit all benefits otherwise due him under the terms of the SORP. The SORP has not been modified in any way by the Agreement. For purposes of the 24-month non-competition provision under the SORP, Martone shall be considered to have terminated employment with the Company as of December 31, 2009.

(n)       Martone’s heirs, representatives, assigns or estate shall be entitled to any payments pursuant to paragraph 2 of the Agreement in the event of Martone’s death, for any period subsequent to Martone’s death, but shall not be entitled to keep the Leased Vehicle, which must be immediately returned to the Company in the event of Martone’s death.

3.	Martone agrees to the following:

(a)       Martone agrees that he will not, at any time after the date hereof, use or disclose to any person, corporation, partnership or other entity whatsoever, any confidential information, trade secrets or proprietary information of the Company, its vendors, licensors, marketing partners, clients or prospects learned by Martone during his employment and/or any of the names and addresses of clients and prospects of the Company. The Company understands and acknowledges that Martone intends to perform service as a director on one or more boards of directors for for-profit or not-for-profit organizations, and that Martone’s service or the use or disclosure of his general knowledge of business marketing or operations in such capacity will not be considered to be in violation of the Agreement. Notwithstanding the foregoing, nothing above allows Martone to sit on any board, consult with or work for any competitor of the Company.

(b)       Martone agrees that all books, handbooks, manuals, files, papers, memoranda, letters, facsimile or other printed, electronic or audio communications that he has in his possession that were created, written, authorized, signed, received, sent or transmitted during his employment or that are in any way related to the Company or any of its business activities remain the property of the Company and have not been removed from and/or have been returned to the Company’s offices.

(c)       Martone agrees that, on or before January 2, 2009, he will return all property belonging to the Company, including but not limited to any computer/laptop, computer equipment, computer software, telephone and/or pager that the Company permitted him to use during his employment with the Company.

(d)       From January 2, 2009 until one year after December 31, 2009, Martone will not, directly or indirectly, hire, solicit or encourage to leave the Company’s employ any employee of the Company or hire any former employee of the Company within one year after the date such person ceased to be an employee of the Company.

(e)       Martone agrees that a violation of the foregoing covenants set forth in this paragraph 3 will cause irreparable injury to the Company. Accordingly, the Company shall be entitled, in addition to any other rights and remedies it may have at law or in equity (including, without limitation, those specifically set forth in paragraphs 2(k), 2(l) and 2(m) above), to an injunction enjoining and restraining Martone from doing or continuing to do any such act.

(f)        Martone agrees to cooperate with the Company, and to provide all information and sign any corporate records and instruments that the Company may hereafter reasonably request with respect to any matter involving his present or former relationship with the Company, the work he has performed, or present or former employees or clients of the Company.

4.         The parties agree that if any part or any provision of the Agreement is determined to be invalid or unenforceable under applicable law by a court of competent jurisdiction, that part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of the Agreement.

5.         Martone agrees that any waiver on the part of the Company as to compliance with any of the terms and conditions of the Agreement shall not operate as a waiver of, or estoppel with respect to, any prior, subsequent or other failure by Martone to perform his obligations under the Agreement.

6.         Martone acknowledges that this is the entire agreement between the parties concerning the subject matter hereof. Martone acknowledges that there are no representations by the Company, oral or written, not set forth in the Agreement upon which he relied in signing the Agreement.

7.         In consideration for the above, Martone irrevocably forever releases, acquits and discharges Automatic Data Processing, Inc. and all of its subsidiaries, affiliates, divisions and its and their respective employees, officers, directors and shareholders and its and their predecessors, successors and assigns from and against all claims, actions and causes of action (collectively the "claims"), of every kind, nature and description arising out of or related to his employment and the termination thereof (other than the right to pursue claims to enforce the terms of the Agreement), including but not limited to all claims arising under all federal, state and local discrimination statutes, including but not limited to, Title VII of the Civil Rights Act of 1964, The Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act, the Americans with

Disabilities Act of 1990, the Family and Medical Leave Act of 1993, and the Employee Retirement Income Security Act, and all other sex, religion, race, national origin, veterans', disability or age discrimination statutes and all whistleblower statutes, including but not limited to, the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:19-1 et seq., and expressly waives all rights he may have under such statutes. Except as set forth herein, Martone further acknowledges, represents and warrants that the Company owes him no other wages, commissions, bonuses, vacation pay or other compensation or payments of any nature, other than that specifically provided for in the Agreement. Martone further acknowledges that except as provided for herein, the Company shall not have any obligation to him or any other person or entity for any other monies or benefits including, but not limited to, benefits, attorneys’ fees, car allowance, stock, stock options, restricted stock, stock purchase plan, pension, medical, life, short-term disability, long-term disability or other insurance, ERISA benefits, severance or any obligation set forth in any agreement of employment or other agreement with the Company, whether such agreement be express or implied.

8.         By his signature below, Martone acknowledges that he (a) was advised to review the Agreement carefully; (b) was advised to consult with his attorney before signing the Agreement; (c) was provided 21 days from receipt of the Agreement to accept the terms and conditions set forth herein; (d) has read and understood the Agreement; (e) has reviewed the Agreement with his attorney or has elected not to do so; (f) understands that after he has signed the Agreement, he will have seven (7) days to revoke his acceptance of it and that his revocation of the Agreement must be in writing and delivered or mailed by certified mail, return receipt requested, to Benito Cachinero, Corporate Vice President, Human Resources, Automatic Data

Processing, Inc., One ADP Boulevard, M/S 427, Roseland, New Jersey 07068; and (g) understands that the Agreement is not effective or enforceable until seven (7) days after he has signed it.

9.         In consideration of the Company’s undertakings and agreements to him set forth herein, Martone agrees to reacknowledge his acceptance of the Agreement and its terms and conditions on January 2, 2009, by signing a Release and Reacknowledgement in the form attached hereto as Exhibit A.

IN WITNESS WHEREOF, and intending to be legally bound hereby, S. Michael Martone and Automatic Data Processing, Inc. have executed the foregoing Agreement.

S. MICHAEL MARTONE
By:	/s/ S. Michael Martone
S. Michael Martone

AUTOMATIC DATA PROCESSING, INC.
By:	/s/ James B. Benson
Name: James B. Benson Title:

EXHIBIT A

Release and Reacknowledgement Agreement (the “Agreement”)

The undersigned, S. Michael Martone, through and by his signature below, in consideration of the undertakings and agreements set forth in that certain Termination Agreement and Release between S. Michael Martone and Automatic Data Processing, Inc. dated November 24, 2008 (the “Termination Agreement”):

1.         Reacknowledges his acceptance and agreement to the Termination Agreement as of the date set forth below, including but not limited to the release provision under paragraph 7, which provides:

In consideration for the above, Martone irrevocably forever releases, acquits and discharges Automatic Data Processing, Inc. and all of its subsidiaries, affiliates, divisions and its and their employees, officers, directors and shareholders and its and their predecessors, successors and assigns from and against all claims, actions and causes of action (collectively the "claims"), of every kind, nature and description, arising out of or related to his employment and the termination thereof (other than the right to pursue claims to enforce the terms of the Agreement), including but not limited to all claims arising under all federal, state and local discrimination statutes, including but not limited to, Title VII of the Civil Rights Act of 1964, The Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, and the Employee Retirement Income Security Act, and all other sex, religion, race, national origin, veterans', disability or age discrimination statutes and all whistleblower statutes, including but not limited to, the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:19-1 et seq., and expressly waive all rights he may have under such statutes. Except as set forth herein, Martone further acknowledges, represents and warrants that the Company owes him no other wages, commissions, bonuses, vacation pay or other compensation or payments of any nature, other than that specifically provided for in the Agreement. Martone further acknowledges that except as provided for herein, the Company shall not have any obligation to him or any other person or entity for any other monies or benefits including, but not limited to, benefits, attorneys’ fees, car allowance, stock, stock options, restricted stock, stock purchase plan, pension, medical, life, short-term disability, long-term disability or other insurance, ERISA benefits, severance or any obligation set forth in any agreement of employment or other agreement with the Company, whether such agreement be express or implied.

2.         Acknowledges and agrees that (a) he has been advised to consult with his attorney before signing the Agreement; (b) he has been advised that he has 21 days from receipt of the

Agreement to accept the terms and conditions set forth herein; (c) he read and understood the Agreement; (d) he has reviewed the Agreement with his attorney or has elected not to do so; (e) after he signs the Agreement, he will have seven (7) days to revoke his acceptance of it, (f) any such revocation must be in writing and delivered or mailed by certified mail, return receipt requested, to Benito Cachinero, Corporate Vice President, Human Resources, Automatic Data Processing, Inc., One ADP Boulevard, M/S 427, Roseland, New Jersey 07068; and (g) that the Agreement is not effective or enforceable until seven (7) days after he has signed it.

Accepted and Agreed to on this __

day of _______________, 2009.

By__________________________________

S. Michael Martone